MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A, Amendment No. 1 of Buyonate Inc., of our report dated July 21, 2008 on our audit of the financial statements of Buyonate Inc. as of the six months ended June 30, 2008and the year ended December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2008 and from inception July 9, 2007 through December 31, 2007 and since inception July 9, 2007 through June 30, 2008, and the reference to us under the caption “Experts.”

Moore & Associates Chartered
Las Vegas, Nevada
August 1, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501